Exhibit 22.1

Subsidiary Issuers of Guaranteed Securities

As of December 15, 2023, the following wholly-owned subsidiaries of Shell plc, a public limited company incorporated under the laws of England and Wales (“Shell”), may issue from time to time senior or subordinated debt securities which will be fully and unconditionally guaranteed by Shell: (a) Shell Finance US Inc., a corporation incorporated in the State of Delaware, and (b) Shell International Finance B.V., a private company with limited liability under the laws of the Netherlands (“Shell Finance”).

As of December 15, 2023, each of the following series of senior debt securities issued by Shell Finance is fully and unconditionally guaranteed by Shell:

●	2% Guaranteed Notes due 2024
●	3.25% Guaranteed Notes due 2025
●	2.5% Guaranteed Notes due 2026
●	2.875% Guaranteed Notes due 2026
●	3.875% Guaranteed Notes due 2028
●	2.375% Guaranteed Notes due 2029
●	2.75% Guaranteed Notes due 2030
●	4.125% Guaranteed Notes due 2035
●	6.375% Guaranteed Notes due 2038
●	5.5% Guaranteed Notes due 2040
●	2.875% Guaranteed Notes due 2041
●	3.625% Guaranteed Notes due 2042
●	4.55% Guaranteed Notes due 2043
●	4.375% Guaranteed Notes due 2045
●	3.75% Guaranteed Notes due 2046
●	4.00% Guaranteed Notes due 2046
●	3.125% Guaranteed Notes due 2049
●	3.25% Guaranteed Notes due 2050
●	3.00% Guaranteed Notes due 2051